Exhibit 4.15

______, 2013

To:
[*]

Indemnification and Exculpation Undertaking

1.	Indemnification Undertaking

Subject to the provisions of the law, the Company undertakes to indemnify you with respect to any liability or expense as set forth in section 2 below, which may be imposed on you or incurred by you on account of one or more of the following:

(a)	Your Acts and/or their Derivatives by virtue of your capacity as Office Holder and/or employee of the Company and/or of subsidiaries and/or affiliates of the Company;
(b)
Your Acts and/or their Derivatives by virtue of your capacity as Office Holder and/or employee or agent of the Company in any other corporation in which the Company holds securities directly and/or indirectly (hereinafter - “Other Corporation”);

including on account of acts performed by you prior to the issue of this Indemnification Undertaking, provided that the maximum sum of the said indemnification shall not exceed the maximum amount of indemnification set forth in section 3 below for all classes of liability and/or expenses jointly and for all of the office holders in the Company jointly.

In this Indemnification Undertaking:

“Office Holder”
A senior office holder, as defined by section 37(d) of the Securities Law, 5728-1968 (hereinafter - the “Securities Law”) and/or any other law that applies to the Company’s activity and the senior office holders therein as well as any employee and/or service provider to whom the Company shall decide to grant an indemnification undertaking.

“Act or any of its Derivatives”
As defined in the Companies Law, 5759-1999 (hereinafter - the “Companies Law”), including also a decision and/or omission, and including all acts performed by you prior to the date of this Indemnification Undertaking during the periods of your employment with the Company and/or during the terms of your tenure as Office Holder at the Company and/or at subsidiaries and/or affiliates of the Company and/or of any Other Corporation as hereinbefore defined.

“claim”
Including a civil lawsuit, administrative lawsuit, criminal lawsuit, derivative lawsuit, class lawsuit, debt settlement petitions, creditors’ claims, claim for financial compensation and motion for declarative relief.

2.	Causes of Indemnification

The Indemnification Undertaking set forth in section 1 above shall apply on account of any liability or expense, which is indemnifiable according to law and according to the Company articles of association, as set forth below:

2.1
Financial liability which is imposed on you in favor of another person pursuant to a court judgment, including a judgment that has been given by way of settlement or an arbitrator’s award that has been approved by a court, which pertains, directly or indirectly, to one or more of the events set forth in the supplement to this Indemnification Undertaking (hereinafter - the “Schedule”) or any part thereof (hereinafter - the “Indemnifiable Events”), provided that the maximum sum of indemnification in respect to each of the Indemnifiable Events shall not exceed the amount set forth in the Schedule, linked to the increase in the Consumer Price Index commencing from the approval date of this Indemnification Undertaking by the Company and ending on the actual date of the indemnification, for each of the Indemnifiable Events, in relation to each event and for each Office Holder at the Company separately (hereinafter - the “Final Liability”).

2.2
Reasonable litigation costs, including attorney’s fees, expended by you on account of any investigation or process instituted against you by an authority that is authorized to conduct such investigation or process, and which was concluded without the filing of an indictment against you and without imposing any financial obligation on you in lieu of a criminal proceeding, or which was concluded without the filing of an indictment against you but imposing a financial obligation on you in lieu of a criminal proceeding, in an offense which does not require the proof of mens rea or in connection with a financial sanction; in this section

“The conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated” - means the closure of the file pursuant to section 62 of the Criminal Procedure [Consolidated Version] Law, 5742-1982 (in this sub-paragraph - the “Criminal Procedure Law”), or a stay of proceedings by the Attorney General pursuant to section 231 of the Criminal Procedure Law;

“Financial liability in lieu of a criminal proceeding” – means a financial liability imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1985, a fine for an offense which is regarded as an offense for which a fine may be payable pursuant to the provisions of the Criminal Procedure Law, a financial sanction or a monetary payment.

2.3
Reasonable litigation expenses, including attorney’s fees, incurred by or charged to you by a court, in a proceeding instituted against you by the Company or any Other Corporation, as applicable, or in the name of any of these or by another person,1 or in a criminal indictment of which you have been acquitted, or in a criminal indictment in which you have been convicted of an offense which does not require proof of mens rea.

2.4	Expenses incurred in connection with a proceeding instigated in your affairs, such as reasonable litigation expenses, and including attorney’s fees.
With respect to section 2.4 herein, “proceeding” means a proceeding pursuant to Chapters H-3 (imposing pecuniary sanctions by the Securities Authority), H-4 (imposing administrative enforcement sanctions by the administrative enforcement committee) or I-1 (arrangement for avoiding the initiation of proceedings or suspension of proceedings, subject to conditions) of the Securities Law, 5728 – 1968 (the "Securities Law") as well as a proceeding pursuant to Part D (imposing pecuniary sanctions by the Securities Authority) of the Fourth Chapter (penalties, pecuniary sanctions and registration of a company as a company in violation) of the Ninth Part of the Companies Law;

1           Including a claimant in a derivative action, as defined by the Companies Law.

2.5
Payment to a party injured by violation as set forth in Section52 BBB(A)(1)(a) of the Securities Law in accordance with Chapter H-4 of the Securities Law (imposing administrative enforcement sanctions by the administrative enforcement committee).

2.6	Any other liability or expense for which the Company may lawfully grant indemnification.

3.             Indemnification Amount

3.1           Cumulative Indemnification Amount
The total indemnification amount which the Company shall pay for any Office Holder of the Company cumulatively according to all of the Indemnification Undertakings issued in the past and in the future by the Company pursuant to the indemnification decision shall not exceed 25% of the Determining Shareholders Equity of the Company (hereinafter - the “Maximum Indemnification Amount”). In this regard, the “Determining Shareholders Equity of the Company” shall mean the amount of the Company’s equity capital attributed to the Company shareholders according to the latest audited or reviewed consolidated financial statements of the Company, as applicable, as of the date of the indemnification payment.

It is hereby clarified that the payment of the aforesaid indemnification amount shall not prejudice your entitlement to receive insurance proceeds, including on account of the Indemnifiable Events in the Indemnification Undertaking that are insured by an insurance company, which the Company shall receive from time to time, if any, within the framework of any liability insurance for Office Holders at the Company, provided that you do not receive double compensation in respect to any liability or expense which is indemnifiable as set forth in section 2 above and subject also to the provisions of section 5.6 below.

Without derogating from the provisions of section 5.6 above, it is explicitly emphasized that the Company’s payments shall constitute an “additional layer,” beyond the total of the insurance proceeds that are paid by the insurer, should any be paid. It is likewise emphasized that this Indemnification Undertaking is not a contract in favor of any third party, including any insurer, and is not assignable, and no insurer shall be entitled to demand the Company’s participation in any amount, whose payment devolves on an insurer in accordance with an insurance contract entered into with the insurer, save for the deductible stipulated in the said contract.

In the event that the total indemnification amounts which the Company shall be required to pay at any particular time, together with the total indemnification amounts paid by the Company until that time pursuant to the Indemnification Undertakings, shall exceed the Maximum Indemnification Amount, then the Maximum Indemnification Amount or the balance thereof shall be divided amongst the Office Holders at the Company, who shall be entitled to indemnification amounts as aforesaid on account of demands served on the Company according to the Indemnification Undertakings and which have not been paid prior to that time (hereinafter - the “Eligible Office Holders”), in a manner that the indemnification amount actually received by each of the Eligible Office Holders shall be calculated according to the pro rata relationship between the indemnification amount to which each of the Office Holders would have been entitled and the indemnification amount to which each of the Office Holders would have been entitled, cumulatively, at that time on account of such demands, were it not for the limitation on the Maximum Indemnification Amount.

Where the Company has paid indemnification amounts to Office Holders at the Company at the level of the Maximum Indemnification Amount, the Company shall not bear additional indemnification amounts unless the payment of such additional indemnification amounts is approved by the organs of the Company which are competent to approve this increase according to law at the time of payment of the additional indemnification amounts and subject to changing the Company’s articles of association, should this prove necessary, according to law.

It should be clarified that this Indemnification Undertaking does not limit the Company or prevent it from increasing the Maximum Indemnification Amount on account of events which form the object of the indemnification, whether because the insurance amounts according to Office Holders’ liability insurance policy are reduced, whether because the Company is not able to obtain Office Holders’ insurance which will cover the events forming the object of the indemnification on reasonable conditions, or whether for any other cause, provided that the said decision shall be obtained in ways prescribed by the Companies Law.

3.2           Indemnification Amount in Respect to the Indemnifiable Events
Subject to the provisions of section 3.1 above, the Indemnification Undertaking in respect to each of the Indemnifiable Events shall be limited, in relation to each Office Holder in the Company separately and for each event separately, in the amount of the liability or expense which is indemnifiable as aforesaid, but not more than the Maximum Indemnification Amount in relation to each of the Indemnifiable Events.

4.	Interim Payments

Upon the occurrence of an event on account of which you may be entitled to indemnification in accordance with the foregoing provisions, the Company will make available to you, from time to time, the monies required to cover the expenses and various other payments involved in handling any legal proceeding against you connected to that event, including investigation proceedings, in a manner that you will not be required to pay them or to finance them in person, subject always to the terms and provisions set forth in this Indemnification Undertaking.

In the event that the Company shall pay you on in your stead any amounts in the framework of this Indemnification Undertaking in connection with a legal proceeding as stated, and it then becomes apparent that you are not entitled to indemnification from the Company for those sums, the provisions of section 5.8 below shall apply.

5.	Indemnification Terms and Conditions

Without derogating from the foregoing, the indemnification pursuant to this Indemnification Undertaking is subject to the following terms and conditions:

5.1	Indemnification Notice
You will notify the Company in writing of any claim and/or legal proceeding and/or administrative proceeding and/or investigation by the authority competent to commence an investigation or proceeding, which shall be instigated against you and/or of any warning in writing or any risk or threat that such proceedings will be instigated against you in connection with any event in respect to which the indemnification is likely to apply (hereinafter, jointly and severally - the “Proceeding”), immediately after first becoming aware of this and at such time as will leave a reasonable interval to respond to the said Proceeding, as required pursuant to any law (hereinafter - the “Indemnification Notice”) and will furnish to the Company and/or to such other person at the Company’s direction any document which shall be delivered to you and/or which shall be in your custody in connection with the said Proceeding.
The failure to furnish the Indemnification Notice in accordance with the foregoing provisions shall not release the Company from its obligations according to this Indemnification Undertaking, save in the event that the failure to furnish the Indemnification Notice as aforesaid shall materially prejudice the Company’s rights to defend itself in its own name (in the event that it too is sued in the same Proceeding) and/or in your name against the claim and according to the extent of the aforesaid prejudice.

5.2	Handling of the Defense
Subject to the matter not being in contradiction to the provisions of the relevant law or the terms of Office Holders' insurance liability policy purchased by the Company, the Company shall be entitled to undertake the handling of your defense before the same Proceeding and/or to transfer the said handling to any qualified attorney whom the Company shall choose for this purpose, save for an attorney who is not acceptable on reasonable grounds). The Company and/or the said attorney shall act in the course of the said handling in order to bring the said Proceeding to a close, they shall provide you with an ongoing report regarding the progress of the Proceeding and they shall consult with you in connection with its conduct; the attorney appointed by the Company as aforesaid shall act and shall owe a duty of loyalty to the Company and to you. Where, in your opinion or in the opinion of the Company, or in the opinion of the attorney, there will arise a risk of conflict of interests between you and the Company in your defense of the said Proceeding, you shall notify the Company, or the Company shall notify you, or the aforesaid attorney shall notify you, as applicable, of the said conflict of interests and you shall be entitled to appoint an attorney on your behalf to handle your defense, and the provisions of this Indemnification Undertaking shall apply to expenses that may be incurred by you in respect to the appointment of the said attorney. Notwithstanding the provisions of this section, if the insurance policy for the directors and Office Holders at the Company shall apply to the matter, you and the Company shall act in accordance with the terms of the policy on any matter pertaining to disputes with the insurer regarding the identity of the representing attorney, where the terms of the policy require this, in a manner that the delivery of the handling to the other representing attorney will not enable the insurer to obtain release from his obligation according to the policy or to reduce it in any manner. The Company shall not be entitled to bring to a close the said Proceeding by way of compromise and/or settlement and/or your agreement to a compromise and/or a settlement in consequence of which you will be required to pay amounts for which you shall not receive indemnification according to this Indemnification Undertaking and which shall not even be paid in the framework of insurance that shall be purchased to cover Office Holders’ liability in the Company by the Company and/or its subsidiary and/or its affiliate or Other Corporation, otherwise than with your advance consent, in writing, to the compromise that is attained. The Company shall likewise not be entitled to bring the dispute forming the subject of the said Proceeding for resolution by way of arbitration or compromise or mediation, otherwise than with your advance consent, in writing, provided that you shall not refuse to give your said consent other than on reasonable grounds which shall be furnished to the Company in writing. For the avoidance of doubt, even if the dispute in the Proceeding is referred for resolution by way of arbitration or compromise or mediation or by any other means, the Company shall bear all of the expenses that relate thereto.

Notwithstanding the foregoing provisions, the Company shall not be entitled to bring the dispute forming the subject of the said Proceeding for resolution by way of a compromise and/or arrangement and/or to bring the dispute forming the subject of the said Proceeding for resolution to bring the dispute forming the subject of the said Proceeding for resolution by way of arbitration or compromise or mediation, in cases of criminal indictments against you, unless you give your consent in advance and in writing thereto. You may refuse to give your consent as aforesaid in this paragraph according to your absolute discretion and without your being required to give reasons for your non-consent.

In the event that within 7 days of the date of receiving the Indemnification Notice by the Company (or such shorter period if required for the sake of filing your Defense or your response to a Proceeding), as aforesaid, the Company shall not assume the handling of your defense in the said Proceeding, or if you object to your representation by the attorneys of the Company on reasonable grounds or out of a possibility of conflict of interest, you shall be entitled to switch your representation to an attorney of your choosing and the provisions of this Indemnification Undertaking shall apply to expenses that may be incurred by you in respect to the appointment of the said attorney.

5.3	Collaboration with the Company

At the Company’s request, the Company will sign any document which empowers it and/or any attorney as aforementioned, to handle in your name your defense in such Proceeding and to represent you in all matters pertaining thereto, in accordance with the foregoing.
You shall collaborate with the Company and/or with any attorney as aforementioned and shall comply with all instructions of the insurers according to any Office Holders’ liability policy which the Company and/or you may enter into in respect to your defense to a Proceeding, in any reasonable manner that may be required from you by any of them in the framework of their handling with respect to the said Proceeding, provided that the Company or the insurance company, as applicable, shall attend to cover all of your expenses which may be involved therein, in a manner that you shall not be required to pay them or to finance them yourself, subject to the provisions of sections 1 and 3 above.
No waiver, delay, abstention from acting or grant of extension by the Company or by you shall be construed in any circumstances as a waiver of your rights according to this Indemnification Undertaking.

5.4	Coverage of Liabilities
Whether or not the Company acts in accordance with the provisions of section 5.2 above, it shall cover the liabilities and the expenses set forth in section 2 above, in a manner that you shall not be required to pay them or to finance them yourself, and this shall not derogate from the indemnification granted to you in accordance with the provisions of this Indemnification Undertaking and/or the insurance policy which the Company shall purchase from time to time, if any, all subject to the provisions of sections 1 and 3 above.

5.5	Non-Application of Indemnification in Cases of Compromise
The indemnification with respect to any Proceeding against you, as stated in this Indemnification Undertaking, shall not apply regarding any amount that is payable by you to a claimant in the wake of a compromise or arbitration, unless the Company agrees in writing to the said compromise arrangement or to the conduct of the said arbitration as applicable; however, the Company shall not refrain from granting its said consent other than on reasonable grounds.

5.6	Inapplicability of Indemnification in Cases of Indemnification or Third Party Insurance

5.6.1
The Company shall not be required to pay under this Indemnification Undertaking sums on account of any event insofar as such sums have actually been paid to you or on your behalf or in your place in any manner whatsoever in the framework of insuring the liability of Office Holders of the Company that the Company purchased, or in the framework of indemnifying any third party other than the Company. For the avoidance of doubt, it is clarified that the Maximum Indemnification Amount according to this Indemnification Undertaking shall apply beyond and in addition to the amount that is paid (if any) in the framework of insurance and/or indemnification of anyone else other than the Company, provided that you shall not be paid double compensation on account of a liability or expense which is indemnifiable as stated in section 2 above and that in the event that you receive indemnification from an insurer of the Company in accordance with a liability policy for directors and office holders or by virtue of any other indemnification agreement on account of the matter forming the object of the indemnification, the indemnification shall be given at the level of the difference between the indemnification as stated in section 2 above and the amount which has been received by virtue of the insurance policy or the other indemnification agreement in respect to the same matter, provided that the amount of indemnification which the Company has undertaken to give does not exceed the Maximum Indemnification Amount. It is further clarified that the provisions of this clause shall not apply to the sum of the deductible which applies according to the terms of the policy for insuring the liability of directors and office holders taken out by the Company and that any amount of indemnification required to be paid to you under this  Indemnification and Exculpation Undertaking shall not be deducted due to the Company's duty to pay any deductibles, if any.

5.6.2
With regard to the Company’s indemnification undertaking in respect to an act that you have done or shall do by virtue of your capacity as an Office Holder and/or an employee of a subsidiary of the Company and/or of any Other Corporation (hereinafter, jointly and severally - the “Obligated Company”), the following provisions shall also apply:

(a)
The Company shall not be required to pay according to this Indemnification Undertaking sums which you are actually receive from the Obligated Company in the framework of an insurance policy taken out by the Obligated Company and/or according to an advance undertaking for indemnification or according to a permit for indemnification given by the Obligated Company.

(b)
Subject to Section 5.6.3 below,If your demand to receive indemnification and/or insurance coverage on account of an act that you have performed by virtue of your position in the Obligated Company and which may be indemnifiable according to this Indemnification Undertaking, is rejected by the Obligated Company or the insurance company of the Obligated Company, as applicable, then the Company shall pay you according to this Indemnification Undertaking amounts to which you are entitled according to this Indemnification Undertaking, if you are in fact entitled to such amounts, and you will assign to the Company your rights to receive amounts from the Obligated Company and/or according to the insurance policy of the and shall empower the Company to collect these amounts in your name insofar as such empowerment shall be required to comply with the provisions of this section. In this regard, you undertake to sign any document that may be required by the Company for the sake of assigning your aforesaid rights and empowering the Company to collect the aforesaid amounts in your name.

5.6.3
The Company acknowledges that certain of the Office Holders may be concurrently employed or engaged as employees or consultants by another entity (collectively, with its affiliates, the "3rd Party Indemnitors"). The Company hereby acknowledges that such Office Holders may have certain rights to indemnification, advancement of expenses and/or insurance provided by a 3rd Party Indemnitor. The Company hereby agrees, with respect to sums payable under this Indemnification Undertaking (i) that it is the indemnitor of first resort (i.e., its obligations to such Office Holder are primary and any obligation of the 3rd Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Office Holders are secondary), (ii) its undertakings hereunder shall not be prejudiced by any rights the Office Holder may have against the 3rd Party Indemnitor, and (iii) that it will not have right for contribution, subrogation or recovery in respect thereof from the 3rd Party Indemnitors to the extent that the foregoing is on the basis of the 3rd Party Indemnitor's indemnification or insurance undertakings toward the Office Holder, provided that the Company shall not be deemed by virtue of the foregoing provision to have waived any cause of action or claim or right of any kind towards the 3rd Party Indemnitor on any grounds.

5.6.4
For the avoidance of doubt, it is hereby clarified that this Indemnification Undertaking does not grant to the Obligated Company and/or to any other third party any rights vis-a-vis the Company, including but without derogating from the generality of the foregoing, a right to sue and/or to demand any payment from the Company by way of any contribution to the indemnification and/or to the insurance coverage which is given to you by the Obligated Company on account of an act that you have performed by virtue of your position in the Obligated Company.

5.7	Payment of the Indemnification
Upon your request to make any payment in respect to any event in accordance with this Indemnification Undertaking, the Company will take all actions that are necessary according to law for its payment, and will act to arrange any certificate that may be required in connection thereto, if any. If any certificate is required for payment as aforesaid, and such payment is not approved for any reason, this payment or any part thereof which is not approved as aforesaid will be subject to the approval of the court and the Company will act to obtain the same.

5.8	Return of Indemnification Amounts That Have Been Paid
In the event that the Company shall pay you or in your stead any amounts in the framework of this Indemnification Undertaking in connection with an aforesaid Proceeding, and it later becomes apparent that you are not entitled to indemnification from the Company for those amounts, such amounts shall be regarded as a loan given to you by the Company, which shall bear interest at the minimal rate as determined from time to time by law in order not to be regarded by the loan recipient as a taxable benefit, and you will be required to return the said amounts to the Company, together with VAT in respect to the interest according to law, when required so to do in writing by the Company and according to a payments arrangement which the Company shall determine, provided that the aforesaid amounts shall be paid in full to the Company by no later than one month from the time on which it becomes apparent to the Company that you are not entitled to indemnification on account of the said amounts.
Where the obligation has been cancelled in respect to which the amount has been paid or whose amount has depreciated for any reason whatsoever - you shall assign the entirety of your rights to reimbursement of the amount from the claimant in the Proceeding and shall do everything necessary in order for such assignment to be valid and the Company shall be entitled to realize it, and should it do so you will be exempt from returning the amount whose right of reimbursement has been assigned to the Company. If you do not do so, you will be obligated to return to the Company all or part of the amount, as applicable, together with linkage differentials and interest at rates and for such period as you will be entitled to reimbursement of the amount from the claimant.

6.	Indemnification Period
The Company’s obligations according to this Indemnification Undertaking shall remain in your favor and/or in favor of your estate, your heirs and other substitutes according to law, without any time limitation, and shall not be cancelled or changed otherwise than to your benefit, even after the termination of your employment at the Company and/or your tenure as Office Holder at the Company and/or at subsidiaries and/or affiliates of the Company and/or at the Other Corporation as hereinbefore defined, as the case may be, without relevance to the time of the disclosure of the event in respect to which you are entitled to indemnification according to this Indemnification Undertaking, provided that the acts in respect to which the indemnification shall be given are performed during the period of your employment at the Company and/or your tenure as Office Holder at the Company and/or at the Company’s subsidiaries and/or at the Company’s affiliates and/or in the said Other Corporation.

7.	Exculpation
Subject to the provisions of sections 259 and 263 of the Companies Law, and any other provision of law that may replace them, the Company exculpates you in advance from any liability towards it only on account of any damage that may be caused to it and/or that has been caused to it, whether directly or indirectly, on account of a breach of your duty of care towards it in your acts performed in good faith and by virtue of your capacity as an Office Holder and/or employee of the Company and/or of Subsidiaries and/or affiliates of the Company, which may exist from time to time.
In the event of any contradiction between any of the provisions of the foregoing exemption and a provision of law which may not be overridden, the said provision of law shall prevail, but this shall not prejudice or derogate from the validity of the remaining provisions of this Undertaking.

8.
This Undertaking is subject to all applicable laws and to the Company’s documents of incorporation. The Company’s obligations according to this Undertaking shall be construed expansively and in a manner which is intended to fulfill them, insofar as is permissible according to law, for the sake of the object for which they are intended. In the event of any contradiction between any provision of this Indemnification Undertaking and a provision of law which may not be overridden, changed or added to, the said provision of law shall prevail, but this shall not prejudice or derogate from the validity of the remaining provisions of this Indemnification Undertaking.

9.
This Undertaking shall enter into force upon your signing a copy of it in the place indicated below and delivery of the signed copy to the Company. Upon the entry into force of this Undertaking, the Indemnification Undertaking given to you previously by the Company, if any, shall be annulled.

10.
For the avoidance of doubt, it is hereby clarified that the Indemnification Undertaking according to this Undertaking does not derogate from the Company’s right to decide on any additional indemnification in retrospect or in advance and/or to expand any existing indemnification, subject always to obtaining the necessary approvals according to any law. For the avoidance of doubt,, it is hereby clarified that the undertaking in this Indemnification Undertaking shall not cancel or derogate from or waive any other indemnification to which the Office Holder is entitled from any other source according to the provisions of any law, provided that the Company shall not be obligated to indemnify the Office Holder for more than the liability and the expenses actually caused to it on account of any event, both according to the previous undertaking (if and insofar as the same shall be in force) and according to this Indemnification Undertaking, provided that the total indemnification amount (save for sums that are received from the insurance policies) shall not exceed the Maximum Indemnification Amount as hereinbefore defined.

11.	The Schedule to this Undertaking constitutes an inseparable part thereof.

12.
The law governing this Undertaking is the law of the State of Israel, and the competent court in Tel Aviv possesses the sole and exclusive juridical competence to hear disputes that may arise on account of this agreement.

WHEREFORE, THE COMPANY HEREBY SETS ITS HANDS:
_______________________
Medigus Ltd.

I confirm my receipt of this Indemnification and Exculpation Undertaking and confirm my consent to its terms, including the provisions of section 5.8 above.

____________________
[*]

 Schedule

	INDEMNIFIABLE EVENTS	Final Liability (NIS)2
1.
Any claim or demand filed by a client, supplier, contractor or any other third party in any kind of business relationship with the Company, its subsidiaries, its affiliates or any Other Corporation as hereinbefore defined (hereinafter, in this Schedule, jointly and/or severally - the “Company”) and/or any claim and/or demand filed against the Office Holder by any person and/or corporation and/or entity and/or authority operating according to law.
7 million
2.
Any claim or demand filed in connection with a transaction, whether in the ordinary course of the Company’s business or whether not in the ordinary course of the Company’s business, including on account of the obtaining of credit, the sale, lease, transfer or purchase of assets or undertakings, and the receipt and/or grant of an option to sell, lease, transfer or purchase assets or undertakings as stated (including, but without derogating from the generality of the foregoing, goods, land, securities, or rights, or the grant or receipt of a right in any of the same), negotiations to entering into a transaction and the receipt and/or grant of an option to sell, lease, transfer or purchase such assets or undertakings, the charging of assets and undertakings and the provision or receipt of collaterals, including associations in finance agreements with banks and/or other financial entities for the sake of financing transactions or associations that are executed, the management of real estate of any sort and for any purpose and any act associated therewith, including the conduct of negotiations regarding the purchase of real estate, its establishment, operation and sale and any other matter that pertains to any of the foregoing, whether directly or indirectly, all whether or not the transactions and/or acts as aforesaid are completed for any reason whatsoever.
5 million
3.
Any claim or demand filed by employees, consultants, agents, independent contractors, concessionaires, clients, distributors, marketers, suppliers and various kinds of service providers or other units or such entity that is engaged by or supplies services to the Company in connection with compensation which is owed to them or damages or liabilities sustained by them in connection with their engagement by the Company or their relationship with the Company, including also events connected to the terms and conditions of employees’ employment and employee-employer labor relations, including the conduct of negotiations with respect to the terms and conditions of the employment or their termination, employee promotion, handling of pension arrangements, insurance and savings funds, the granting of securities and other benefits.
7 million
4.
Any claim or demand with regard to the non-disclosure or failure to supply any kind of information at the required time in accordance with the law, or in connection with the misleading or defective disclosure of such information, to third parties, and including to the holders of the Company’s securities or to the potential holders of securities, including on any matter pertaining to an offering, allotment, distribution, acquisition, holding or connection to the Company’s securities or any other investment act which involves or which is influenced by the Company’s securities. Without derogating from the generality of the foregoing, this event will apply also in relation to the offering of securities to the public pursuant to a prospectus, a private offering, the offer of a substitute purchase or any other securities offer.
Any claim or demand with regard to the non-disclosure or failure to supply any kind of information at the required time in accordance with the law, or in connection with the misleading or defective disclosure of such information, to third parties, and including to the Income Tax, Value Added Tax, or National Insurance authorities, the Investments Center, local authorities, the Ministry for Environmental Quality and any other governmental or institutional entity or professional or other association.
2 million
5.
Any claim or demand filed in relation to a cause of action that has been executed or allegedly executed or abused in relation to an intellectual property right of a third party by the Company or anyone on its behalf.
7 million

2           The amounts set forth below are linked to the increase in the Consumer Price Index commencing from the date on which the Indemnification Undertaking is approved by the Company and ending at the time of the actual indemnification.

6.	Any claim of demand filed by a borrower of creditor or pertaining to monies loaned by them, or debts of the Company owed to them.	3.5 million
7.	Decisions and/or acts pertaining to the Consumer Protection Law and/or orders and/or regulations thereunder.	7 million
8.	Any act connected to the submission of offers for tender and/or franchises and/or licenses of any kind whatsoever.	7 million
9.
Any claim or demand filed by a third party in respect to personal injury, including death or damage to a business or to a personal asset, including the loss of use therein in the course of any act or omission attributed to the Company, or in respect to its Office Holders, its employees, its agents or other people acting or who purport to act on the Company’s behalf and/or by virtue of their position in the Company.
7 million
10.
Any claim or demand filed directly or indirectly in connection with an omission in whole or in part by the Company, or by the Office Holders, the managers or the employees of the Company, on any matter pertaining to the payment, reporting or recording of documents, of any Government authorities, foreign authority, municipal authority or any other payment that is required according to the laws of the State of Israel, including the payments of income tax, sales tax, stamp duty, customs, National Insurance, salaries or delay in paying employees’ salaries or other delays, including any kind of interest and supplements in respect to linkage.
5 million
11.
Any claim or demand filed by purchasers, owners, landlords, tenants or other occupants of assets or products of the Company, or units engaged with the said products, for damages or losses connected to the use of the said assets or products.
7 million
12.
Any administrative, public or judicial act, orders, court judgments, claims, demands, letters of claim, directions, pleadings, charges, liens, investigation proceedings, or notices of non-obedience or breaches on behalf of a governmental authority or other entities claiming potential responsibility or liability (including for the costs of enforcement, investigations, responses of governmental authorities, clearing, removal or amendment, for damages to natural resources, land damages, personal injuries or fines or donations, indemnification, recuperation payments, compensation) which are contingent thereon, whether in Israel or abroad, which are based on or connected to:
(a) the presence of discharge of a liquid, emission, leak, flooding, pouring, extermination, discharge, filtering or migration over and/or under and/or above the land (hereinafter, jointly - “Pollution”) or a risk of Pollution or exposure to any kind of hazardous, toxic, explosive or radioactive substances, waste or other pollutants, which are required to be regulated in accordance with the laws governing environmental quality in the State of Israel, at any location, which belongs, is operated, is leased or is managed by the Company.
(b) Circumstances forming the basis of any kind of violation of the laws governing environmental quality, environmental licenses, permits or additional authorizations that are required according to the laws governing environmental quality of the State of Israel.
7 million
13.
Any administrative, public or judicial act, orders, court judgments, claims, demands, demand letters, directions, pleadings, charges, liens, investigation proceedings (including administrative proceedings, subject to law), or notices of non-obedience or violation regarding an act of a governmental authority or such other entity claiming the non-fulfillment of a provision of law, regulation, order, ordinance, rule, custom, provision, license or judgment against the Company, or Office Holders in the Company in the framework of their position in the Company.
5 million
14.
Any claim or demand, which relates to a change in the ownership or structure of the Company, its reorganization, including but not limited to, merger, demerger, change in the Company’s capital, the establishment of subsidiaries, their liquidation or their sale to third parties.
7 million
15.
Any claim or demand, which relates to a decision or act of the Company of the Office Holder in the framework of his position at the Company, after the appropriate checks and consultations have been performed for it to the type of decision or activity of this kind, including decisions taken by the Company board or any of its committees.
7 million
16.
Any claim or demand, which pertains to any outburst, statement, including the expression of a position or opinion or vote, including in the framework of board meetings, board committees, general meetings of corporations and/or other organs of corporations, which was made in good faith by the Office Holder in the framework of his position in the Company.
3.5 million

17.
Any claim or demand in relation to an expert opinion of the Company board to offerees under a purchase offer, regarding the feasibility of a special purchase offer pursuant to section 329 of the Companies Law, 5759-1999, or the failure to give such an opinion and any opinion and/or representation which is required according to the provisions of the law.
7 million
18.
Any claim or demand which pertains to the events hereinbefore specified, with regard to the tenure of the Office Holder in subsidiaries and/or affiliates of the Company and/or in any Other Corporation, provided the matter was performed in the framework of his position as Office Holder and/or as an employee of one of the aforesaid companies.
7 million
19.	Any act facilitating the non-preparation of proper insurance arrangements.	3.5 million
20.
Any act connected to distribution, as defined in the Companies Law, and including for dividend distribution to the Company’s shareholders, for the purchase of convertible shares and/or stock of the Company by the Company, provided that indemnification in respect to an act of this kind does not constitute a breach of any law.
3.5 million
21.
Any claim or demand which is filed in relation to an act of sale, purchase or holding of negotiable securities for or on behalf of the Company and/or for the management of an investments portfolio and/or accounts by members of a stock exchange and/or banks and/or deposits.
7 million
22.
Any claim or demand filed in relation to an act connected to investments which the Company is examining and/or undertaking with their securities, which are performed in the stages before and/or after the execution of the investment, for the sake of entering into a transaction, its execution, development, the monitoring and supervision thereof, and claims connected to purchase and/or sale activities (by the Company and/or subsidiaries of the Company), directly and/or indirectly, of assets (including shares) and rights, in Israel and abroad, or an investment in securities of various corporations or the receiving of rights in various corporations, including the purchase and/or sale of nuclei of control, whether performed in the ordinary course of the Company’s business or otherwise than in its ordinary course of business, and including, but not limited to, the decisions, agreements, notices, disclosure documents, conduct of negotiations and the reports connected thereto, and any other matters pertaining to and involving any of the foregoing, whether directly or indirectly, all whether such purchases and/or sales are completed or not completed, for whatever reason.
7 million
23.
Any claim or demand filed in relation to the appointment or a motion for the appointment of a receiver to the assets of the Company and/or its subsidiaries and/or a winding up motion against the Company and/or subsidiaries and/or affiliates of the Company and/or any Proceeding for the sake of a compromise or arrangements with Company creditors and/or subsidiaries and/or affiliates of the Company.
3.5 million
24.
Any claim or demand filed in respect to the management of money, management of accounts, loans and credit lines, transactions with financial instruments, guarantees, securities, trusts, management and financial consultancy agreements, etc.
3.5 million
25.
Any claim or demand filed in relation to an act that pertains to the preparation and/or approval of periodic reports and/or interim reports and/or immediate reports and/or business plans and/or budget and/or forecasts and/or work plans and/or procedures and/or inter-organizational procedures and/or internal control procedures.
3.5 million
26.
Any claim or demand that pertains to the internal auditing of the Company and to the procedures regarding the reporting and disclosure of the periodic and immediate reports of the Company, including the financial statements of the Company and the report of the board and of the executive regarding the effectiveness of the internal control governing the financial reporting and the disclosure, the personal declarations of the Company CEO and/or the auditor of the Company in relation to the effectiveness of the internal auditing and the disclosure and control processes attached to the periodic reports and any matter pertaining to breaches of the provisions of law in their respect.
3.5 million
27.	Any claim or demand in connection with an event which influenced or is likely to influence in a material manner the Company’s property, rights, obligations and profitability.	7 million
28.
Any claim or demand filed in relation to an act that pertains to a report or notice filed pursuant to the Companies Law, 5759-1999. and/or the Securities Law, 5728-1968, including regulations promulgated thereunder, or according to laws and regulations dealing with similar matters outside of Israel, or according to rules or procedures that apply at a stock exchange in Israel or abroad and/or the failure to file a report of notice as aforesaid.
3.5 million

With regard to this Supplement, “Company” - includes a corporation in its control.